Exhibit 99.1

Item 6.  Selected Financial Data

The following reflects selected financial data for Chemtura Corporation for each of its last five fiscal years.  The information below should be read in conjunction with Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 8 – Financial Statements and Supplementary Data of this report.  The financial information presented may not be indicative of future performance.

(In millions of dollars, except per share data)	2009	2008	2007	2006	2005 (a)
Summary of Operations
Net sales	$2,300	3,154	3,370	3,182	2,457
Gross profit	$579	717	819	787	641
Selling, general and administrative	$289	323	362	355	299
Depreciation and amortization	$162	221	254	191	135
Research and development	$35	46	57	57	46
Facility closures, severance and related costs	$3	23	34	5	23
Antitrust costs	$10	12	35	90	49
Merger costs (b)	$-	-	-	17	45
In-process research and development (b)	$-	-	-	-	73
Loss (gain) on sale of business (c)	$-	25	15	11	(3)
Impairment of long-lived assets (d)	$39	986	19	80	-
Changes in estimates related to expected allowable claims (e)	$73	-	-	-	-
Equity income	$-	(4)	(3)	(4)	(2)
Operating (loss) profit	$(32)	(915)	46	(15)	(24)
Interest expense	$(70)	(78)	(87)	(102)	(108)
Loss on early extinguishment of debt	$-	-	-	(44)	(55)
Other (expense) income, net	$(17)	9	(5)	(5)	(9)
Reorganization items, net (f)	$(97)	-	-	-	-
Loss from continuing operations before income taxes and cumulative effect of accounting change	$(216)	(984)	(46)	(166)	(196)
Income tax (provision) benefit	$(10)	29	-	(119)	(37)
Loss from continuing operations before cumulative effect of accounting change	$(226)	(955)	(46)	(285)	(233)
(Loss) earnings from discontinued operations, net of tax	$(63)	(16)	27	33	54
(Loss) gain on sale of discontinued operations, net of tax	$(3)	-	24	47	(4)
Cumulative effect of accounting change, net of tax	$-	-	-	-	(1)
Net (loss) earnings	$(292)	(971)	5	(205)	(184)
Less: net earnings attributable to non-controlling interests	$(1)	(2)	(8)	(1)	(3)
Net loss attributable to Chemtura Corporation	$(293)	(973)	(3)	(206)	(187)

Amounts attribuable to Chemtura Corporation common shareholders:
Loss from continuing operations, net of tax	$(227)	(957)	(54)	(286)	(236)
(Loss) earnings from discontinued operations, net of tax	$(63)	(16)	27	33	54
(Loss) gain on sale of discontinued operations, net of tax	$(3)	-	24	47	(4)
Cumulative effect of accounting change, net of tax	$-	-	-	-	(1)
Net loss attributable to Chemtura Corporation	$(293)	(973)	(3)	(206)	(187)

(In millions, except per share data)	2009	2008	2007	2006	2005 (a)
Per Share Statistics

Loss from continuing operations, net of tax	$(0.93)	(3.94)	(0.22)	(1.19)	(1.33)
(Loss) earnings from discontinued operations, net of tax	$(0.26)	(0.07)	0.11	0.14	0.30
(Loss) gain on sale of discontinued operations, net of tax	$(0.01)	-	0.10	0.20	(0.02)
Cumulative effect of accounting change, net of tax	$-	-	-	-	-
Net loss attributable to Chemtura Corporation	$(1.20)	(4.01)	(0.01)	(0.85)	(1.05)
Dividends	$-	0.15	0.20	0.20	0.20
Book value	$0.71	2.01	7.84	7.14	7.58
Common stock trading range: High	$1.55	8.81	12.33	13.53	17.95
Low	$0.03	1.02	6.95	7.75	9.89
Average shares outstanding - Basic	242.9	242.3	241.6	240.5	178.4
Average shares outstanding - Diluted	242.9	242.3	241.6	240.5	178.4

Financial Position
Working capital (deficiency) (g)	$881	(558)	700	497	566
Current ratio (g)	2.5	0.7	2.0	1.6	1.6
Total assets	$3,118	3,057	4,416	4,399	4,986
Total debt, including short-term borrowings (g)	$255	1,204	1,063	1,111	1,370
Stockholders' equity	$172	488	1,899	1,719	1,820
Total capital employed (g)	$427	1,692	2,962	2,830	3,190
Debt to total capital % (g)	59.7	71.2	35.9	39.3	42.9

(In millions of dollars, except for number of employees)
Other Statistics
Net cash provided by (used in) operations	$49	(11)	149	251	(79)
Capital spending from continuing operations	$53	116	107	114	92
Depreciation from continuing operations	$124	177	216	152	110
Amortization from continuing operations	$38	44	38	39	25
Approximate number of employees at end of year	4,400	4,700	5,100	6,200	6,600

(a)	Due to the inclusion of the operating results of Great Lakes subsequent to the acquisition on July 1, 2005, results are not directly comparable.
(b)
Merger costs are non-capitalized costs associated with the merger of the Company and Great Lakes.  The write-off of $73 million of in-process research and development is also the direct result of the merger with Great Lakes.

(c)
Loss (gain) on sale of business primarily included a $26 million loss relating to the sale of the oleochemicals business in 2008, a $15 million loss on the sale of assets relating to the sale of the Celogen® product line in 2007, a $12 million loss on the sale of the IWA business in 2006, and a $3 million gain in 2005 on the reversal of a reserve related to the 2001 sale of the Industrial Colors business.

(d)
The 2009 charge included the impairment of goodwill of $37 million and the impairment of intangible assets of $2 million within the Consumer Performance Products segment. The 2008 charge primarily included a $985 million impairment of goodwill associated with the Consumer Performance Products, Industrial Performance Products and Industrial Engineered Products segments.  The 2007 charge primarily included a $9 million reduction in the value of assets relating to the closure and sale of the Ravenna, Italy facility and a $4 million write-off of construction in progress associated with certain facilities affected by the 2007 restructuring programs.  The 2006 charge primarily included a $52 million impairment of the fluorine business as a result of the Company’s annual impairment review and a $22 million impairment of non-current assets of the fluorine business due to a loss of a significant customer.

(e)
Changes in estimates related to expected allowable claims of $73 million relate to adjustments to liabilities subject to compromise (primarily legal and environmental reserves) as a result of the proofs of claim evaluation process.

(f)
Reorganization items, net of $97 million represent professional fees; the write-off of debt discounts, premiums and debt issuance costs; the write-off of deferred financing expenses related to the termination of the 2009 U.S. Facility; impacts from rejections or terminations of executory contracts and real property leases; impacts from the settlement of claims; and reorganization initiatives.

(g)	The 2009 amounts exclude liabilities subject to compromise which are included separately on the balance sheet.